UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2008

THE NATIONAL SECURITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On October 30, 2008, The National Security Group, Inc. issued a press release announcing its financial results for the three months and nine months ended September 30, 2008. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated October 30, 2008, issued by The National Security Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: October 30, 2008	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

         Ex. 99.1

The National Security Group, Inc.

661 East Davis Street

Post Office Box 703

Elba, Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

The National Security Group, Inc. Releases Third Quarter Earnings

For Additional Information Contact: Brian R. McLeod, Chief Financial Officer, at (334) 897-2273

Elba, Alabama (October 30, 2008)... The National Security Group, Inc. (the Company) (Nasdaq: NSEC), today reported results for the quarter and nine months ended September 30, 2008 and 2007, based on accounting principles generally accepted in the United States of America, as follows:

	Three Months Ended September 30		Nine Months Ended September 30

	2008	2007	2008	2007

Premium Income	$11,707,000	$15,913,000	$42,261,000	$46,362,000
Investment Income	1,332,000	1,216,000	3,894,000	3,629,000
Realized Investment (Losses) Gains	(1,174,000)	(4,000)	(1,026,000)	529,000
Other Income	254,000	261,000	927,000	820,000
Total Revenues	$12,119,000	$17,386,000	$46,056,000	$51,340,000

(Loss) Income from Continuing Operations	$(6,945,000)	$1,505,000	$(6,199,000)	$3,169,000
Income (Loss) from Discontinued Operations	-	-	-	1,319,000
Net (Loss) Income	$(6,945,000)	$1,505,000	$(6,199,000)	$4,488,000

(Loss) Earnings Per Share from Continuing Operations	$(2.82)	$0.61	$(2.51)	$1.28
Earnings Per Share from Discontinued Operations	-	-	-	0.54
Net (Loss) Earnings Per Common Share	$(2.82)	$0.61	$(2.51)	$1.82

For the three months ended September 30, 2008, the Company reported a net loss of $(6,945,000) or $(2.82) per share, as compared to net income of $1,505,000, or $0.61 per share in the same three month period last year. Primary factors contributing to the loss for the three months ended September 30, 2008 are investment write downs due to “Other Than Temporary Impairments” in the investment portfolio and catastrophe losses from Hurricane Gustav and Hurricane Ike. Investment write downs totaled $(1,277,000) net of tax, or $(0.52) per share. Hurricane losses from insurance claims incurred from Hurricane Gustav and Hurricane Ike totaled $(5,900,000) net of tax, or $(2.39) per share.

Premium revenue for the three month period ended September 30, 2008 declined 26% compared to the same period last year. The most significant factor contributing to the decline in premium revenue for the quarter was an increase in ceded premium due to the payment of catastrophe reinstatement premium triggered by Hurricane Gustav. However, the Company has experienced a decline in core premium revenue of 7% during 2008.

For the nine months ended September 30, 2008, the Company reported a net loss of $(6,199,000) or $(2.51) per share, as compared to net income of $4,488,000, or $1.82 per share in the same nine month period last year. Third quarter hurricane and investment losses were the primary factors contributing to the year to date loss in 2008.

Shareholders’ equity as of September 30, 3008 totaled $35,106,000, a decline of 22% for the quarter. Hurricane losses and realized investment losses due to impairment write downs were the primary factors contributing to the decline in the Company’s capital position. However, a decline in market value of the Company’s investment portfolio of approximately 5% led to a decline in accumulated unrealized capital gains of $5,346,000 further reducing the capital position of the Company at September 30, 2008. While the decline in the Company’s capital position due to these unprecedented events of the last quarter have been significant, the Company remains well capitalized at levels that are sufficient to support current business plans.

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states.